Exhibit 99.1

Cellectar Reports Recent Corporate Highlights and 2018 First Quarter Financial Results

MADISON, Wis., May 11, 2018 (GLOBAL NEWSWIRE) – Cellectar Biosciences (Nasdaq: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today reported recent corporate highlights and financial results for the three months ended March 31, 2018.

Recent Corporate Highlights

•	Received orphan drug designation and rare pediatric disease designation from the U.S. Food and Drug Administration (FDA) for CLR 131 to treat neuroblastoma.

•	Received orphan drug designation from the FDA for CLR 131 to treat rhabdomyosarcoma, a rare pediatric cancer.

•	Presented Phase 1 study results at the 12th World Congress of the World Federation of Nuclear Medicine and Biology demonstrating that CLR 124 is able to cross the blood-brain barrier and achieve uptake in brain tumors. The company believes these data have positive read through for CLR 131 which varies only by the radionuclide delivered.

•	Initiated the diffuse large B-cell lymphoma cohort of the company’s Phase 2 clinical trial of CLR 131. This cohort is the fourth and final in the study for patients with R/R B-cell hematologic cancers.

•	Initiated cohort 5 in the Phase 1 study of CLR 131 in highly pretreated R/R multiple myeloma patients. This is the first cohort in the trial to use a fractionated dosing schedule.

•	Presented two late-breaking poster presentations at the AACR Annual Meeting. The posters highlighted the potential benefits of fractionated dosing regimens of CLR 131 and the ability of the company’s Phospholipid Drug Conjugates (PDCs) to provide improved targeting of tumor cells and the intracellular trafficking of these molecules.

•	Granted seminal U.S. patent for phospholipid-ether analogs covering composition of matter and method of use for proprietary PDCs in combination with anti-cancer agents.

•	Issued U.S. patent entitled “Alkylphosphocholine analogs for multiple myeloma imaging and therapy,” covering the use of CLR 131 in multiple MM and received a composition of matter patent in Japan.

“The first quarter and recent weeks brought significant progress on both the clinical and regulatory fronts. We advanced both Phase 1 and Phase 2 studies for CLR 131, presented new data at major scientific conferences, and received orphan drug designation and rare pediatric disease designation from the FDA to treat neuroblastoma in pediatric patients, as well as an orphan drug designation to treat rhabdomyosarcoma,” said James Caruso, president and CEO of Cellectar Biosciences. “We are particularly excited to begin our upcoming Phase 1 study to explore CLR 131 as a treatment option for children with life-threatening rare pediatric cancers.”

First Quarter 2018 Financial Results

Research and development expense for the first quarter of 2018 was $2.1 million, compared with $1.9 million for the first quarter of 2017. The year over year increase is attributable to higher preclinical and clinical project costs, manufacturing, and general research and development costs.

General and administrative expense for the first quarter of 2018 was $1.3 million, compared with $1.0 million for the first quarter of 2017. The year over year increase is attributable to higher consulting, legal and marketing fees, as well as one-time personnel costs incurred in connection with the decision to outsource our manufacturing.

The net loss attributable to common stockholders for the first quarter of 2018 was $3.5 million, or $0.21 per share based on 16.8 million shares outstanding, compared with a net loss attributable to common stockholders for the first quarter of 2017 of $2.9 million, or $0.24 per share based on 12.0 million shares outstanding.

Cash and cash equivalents as of March 31, 2018 were $6.8 million, compared with $10.0 million as of December 31, 2017.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. In 2018 the company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and a second Phase 1 study in combination with external beam radiation for head and neck cancer. The company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2017. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com

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